Exhibit 99.1

Contact:	Patrick J. Sullivan, Chairman, President, & CEO
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com

David Walsey
Media: Greg Tiberend
The Ruth Group: 646-536-7029

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

CYTYC TO ACQUIRE NOVACEPT IN $325 MILLION CASH TRANSACTION

EXPANDS WOMEN’S HEALTH FRANCHISE

Boxborough, MA, March 1, 2004 – Cytyc Corporation (Nasdaq:CYTC), the market leader in cervical cancer screening, today announced that it has entered into a definitive merger agreement with Novacept, a privately-held company that manufactures and markets the NovaSure™ System. NovaSure is an innovative endometrial ablation device to treat menorrhagia, or excessive uterine bleeding. It is estimated that in the United States alone, one in five women between the ages of 35-55 suffers from excessive menstrual bleeding.

Under the terms of the agreement, Cytyc will acquire all of the outstanding shares and options of Novacept in exchange for approximately $325 million in cash, or $311 million net of Novacept’s cash balance. Morgan Stanley is acting as financial advisor to Cytyc and has provided a commitment for up to $250 million in senior bank financing. The balance of the purchase price will be paid with Cytyc’s available cash. Cytyc is also exploring other financing options. Cytyc expects the acquisition to break-even in 2004 and to be accretive to Cytyc’s 2005 earnings. In addition, the transaction is expected to result in a one-time charge of approximately $20 million, largely for in-process R&D. The transaction is expected to close by the end of the first quarter of 2004 and will be subject to the satisfaction of customary closing conditions and clearance under the Hart-Scott Rodino Antitrust Improvements Act.

Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer, said, “We believe this is a great strategic opportunity for Cytyc for several reasons: First, it builds on our reputation and leadership position in providing innovative medical devices for women’s health. We believe Novacept is a rapidly growing company in this space with the “best in class” device for treating women for this condition. Second, this acquisition significantly increases our sales and marketing resources to OBGYN physicians. We have approximately 100 physician sales representatives currently calling on OBGYNs. As a result of this acquisition and our 2004 growth plans, our OBGYN salesforce will double to increase our competitive position for the ThinPrep® Pap Test and ThinPrep® Imaging System

as well as to market and sell the Novacept product to our existing OBGYN customer base. This product will also leverage our international infrastructure. And third, we believe this acquisition will put us on a strong and diversified financial growth trajectory on both the top and bottom line and will position us to become a worldwide leader in providing innovative products for women’s health.”

Mr. Sullivan continued, “We are excited about the Novacept opportunity because we believe its patented, innovative technology for the treatment of menorrhagia offers a unique clinical solution to women who suffer from this condition. Novacept launched its NovaSure System in January 2002 and generated $38.4 million in annual sales in 2003, up from $8.3 million in sales in 2002. Reimbursement is well established nationwide. The company is cash flow positive and was profitable for the second half of 2003.”

“We are very proud of our product and our accomplishments to date,” said David Clapper, Novacept’s president and chief executive officer. “This merger represents an ideal fit. Our specialized expertise in this emerging market, combined with Cytyc’s substantial resources and proven track record, will accelerate adoption of this important new technology, which will significantly benefit physicians and their patients. Our team is very excited to become part of Cytyc.” Piper Jaffray acted as advisor to Novacept for this transaction.

It is estimated that as many as 7 million pre-menopausal women between the ages of 35-55 suffer from menorrhagia and 2.5 million women seek treatment for this condition each year. Current treatment options include hormone therapy, hysterectomy, and endometrial ablation. Published studies have demonstrated the clinical efficacy of the NovaSure System and the potential cost-effectiveness of endometrial ablation compared to hysterectomy.

Mr. Sullivan concluded, “We believe this is a great strategic opportunity for Cytyc to build on our OBGYN franchise. We will maintain the existing NovaSure sales force, which will be integrated into Cytyc’s current sales organization. We plan to operate Novacept’s Research and Development and Operations organizations as separate entities in Palo Alto and to continue to expand Novacept’s manufacturing operation in Costa Rica. We look forward to working closely with the Novacept team to become the worldwide market leader in providing innovative products for women’s health.”

Cytyc management will discuss the acquisition and update earnings guidance during a conference call on March 1, at 9:00 a.m. (Eastern). Investors may access the call by dialing 877-692-2086 or 973-582-2749. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until March 15, 2004. In addition, a telephonic replay of the call will be available through March 15, 2004, by dialing 877-519-4471 (Reservation 4564738). International callers may call 973-341-3080; reservation number is the same.

About Cytyc Corporation

Cytyc Corporation designs, develops, manufactures, and markets the ThinPrep® System for use in medical diagnostic applications primarily focused on women’s health. The ThinPrep System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc, ThinPrep, and FirstCyteare registered trademarks of Cytyc Corporation.

NovaSure is a trademark of Novacept.

About Novacept

Novacept designs, develops and sells medical devices for the treatment of excessive menstrual bleeding, a condition that affects one in five pre-menopausal women. Novacept sells the NovaSure Impedance Controlled Endometrial Ablation System, or the NovaSure System, which consists of a single-use device and a controller that deliver radiofrequency, or RF, energy to the uterus. The NovaSure System allows physicians to treat women with excessive menstrual bleeding in a minimally invasive manner to eliminate or reduce their bleeding to normal levels. In September 2001, the Food and Drug Administration (FDA) granted premarket approval for the NovaSure System to treat excessive menstrual bleeding due to benign causes in women for whom childbearing is complete. The product was commercially launched in the United States in early 2002. Since market introduction the company estimates that it has sold over 45,000 disposable devices, primarily to hospitals and outpatient surgery centers in the United States.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, product acceptance, management of growth, risks associated with competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, risks associated with litigation, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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